EXHIBIT 5.1

GRAY PLANT MOOTY
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402

June 30, 2010

Sajan, Inc.
625 Whitetail Blvd.
River Falls, WI 54022

Re:	Registration Statement on Form S-8 Sajan, Inc. Amended and Restated 2004 Long-Term Incentive Plan Registration of 1,000,000 shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,000,000 shares of Common Stock, $0.01 par value, of Sajan, Inc. (the “Company”) offered pursuant to the Sajan, Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).

We advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,000,000 shares of Common Stock to be issued by the Company pursuant to the Plan will, when paid for and issued pursuant to the terms of the Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Sincerely,

/s/ GRAY PLANT MOOTY MOOTY & BENNETT, P.A.